# ADDENDUM TO NEW HOME PURCHASE AGREEMENT

RAUSCH COLEMAN HOMES

| | | | | | |
|---|---|---|---|---|---|
| DEV: | | HOUSE: | 00150005 | CHANGE ORDER#: | 001 |
| SELLERS: | | CASE: | 000228776 | ENTERED: | 03/10/2023 |
| BUYERS: | | ADDRESS: | | AGREEMENT DATE: | 02/02/2023 |
| MODEL: | M05 / RC Magnolia | | | EST SETTL DATE: | |
| ELEVATION: | B /Elevation B | | | | |

SALES PRICE: $251,165.00

1. The New Home Purchase Agreement shall be amended as follows:

| Qty | Option | Description | Sales Price |
|---|---|---|---|
| 1 | 91000 | 10721 Garage Door Opener | $650.00 |
| 1 | 91001 | 73250 Blinds- Faux Wood White | $750.00 |
| 1 | 91002 | Add Sides and Rear Guttering | $1,025.00 |
| 1 | 91003 | Add 6' Privacy Fence with Gate | $3,750.00 |

| | |
|---|---|
| 2. Total of any previous addendums: | $9,165.00 |
| Additions/Credits selections as noted above: | $6,175.00 |
| New Options Total: | $15,340.00 |

3. The sales price of the New Home Purchase Agreement shall be changed as follows:

| | |
|---|---|
| Base Sales Price: | $236,000.00 |
| Plus Additions: | $0.00 |
| Lot Premium: | $6,000.00 |
| Options Total: | $15,340.00 |
| Total Sales Price: | $257,340.00 |

4. Buyers deposit amount shall be increased by: $0.00

All other terms and conditions of the New Home Purchase Agreement shall remain unchanged and in full force and effect.

SELLE DATE ________

BUYEI 8E6E62D29D1940B... ______________________________ ______________________________

BUYER ______________________________ DATE ______________________________